Exhibit 16.1

                           Sale and Purchase Agreement
                    Regarding the Sale and Purchase of Shares

                                       in

                                    12snap AG
                                 Munich, Germany

                    WILMER HALE CUTLER PICKERING AND DORR LLP

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                           Sale and Purchase Agreement

                                      among

1.    Mr. Dr. Michael Birkel
      Otilostr. 22
      82166 Grafelfing

2.    Mr. Bernd Muhlfriedel
      Schlei(beta)heimer Str. 280 a
      80809 Munich

3.    Mr. Alexander Brand
      Aurikelstr. 1
      82031 Grunwald

4.    Mr. Mark Grondin
      530 Islay Street
      San Luis Obispo, CA 93401
      USA

5.    Mr. Andreas Muller
      Schleissheimer Str. 80
      80797 Munich

6.    Mr. Cyriac Roeding
      Moselstr. 25
      61273 Wehrheim

                          - the parties per no's 1 through 6 herein collectively
                                     referred to as the "Private Shareholders" -
                          - the parties per no's 3 through 6 herein collectively
                         referred to as the "Non-Manager Private Shareholders" -

7.    Mr. Dr. Jens Abend
      Friedrich-Herschel-Str. 1
      81679 Munchen

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8.    Apax Europe IV - A LP
      13 - 15 Victoria Road
      ST Peter Port
      Guernsey
      Channel Islands

9.    ARGC IV, L.P.
      c/o Argo Global Capital
      601 Edgewater Drive
      Wakefield, MA 01880
      USA

10.   ARGO II, L.P.
      c/o Argo Global Capital
      601 Edgewater Drive
      Wakefield, MA 01880
      USA

11.   ARGO II THE WIRELESS INTERNET FUND (EUROPE) LP
      c/o Argo Global Capital
      601 Edgewater Drive
      Wakefield, MA 01880
      USA

12.   BCAP AG (formerly known as Broadband Capital AG)
      Baarerstr. 12
      CH-6300 Zug

13.   Nokia Ventures, L.P.
      545 Middlefield Road
      Suite 210
      Menlo Park, CA 94025
      USA

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14.   Mr. Udo Brandhorst
      Haydnstr. 15
      50935 Koln

15.   CDB Web Tech International LP
      13 Albermarle Street
      W1S 4HJ London
      England

16.   Mr. Dr. Michael Muth
      Ludwigstr. 7
      80539 Munchen

17.   Mr. Bernd M. Michael
      Am Hovel 9
      40667 Meerbusch

18.   Sirios Capital Partners, L.P.
      75 Park Plaza
      Boston, MA 02116, USA

19.   Sirios Capital Partners II, L.P.
      75 Park Plaza
      Boston, MA 02116, USA

20.   Sirios Overseas Fund LTD
      75 Park Plaza
      Boston, MA 02116, USA

21.   Sirios/QP Partners, L.P.
      75 Park Plaza
      Boston, MA 02116, USA

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22.   Vodafone D2 GmbH
      Am Seestern 1
      40547 Dusseldorf

23.   Mr. Dr. Ingo Beyer von Morgenstern
      Hubertusstr. 15
      80639 Munchen.

                         - the parties per no's 7 through 23 herein collectively
                                    referred to as the "Investor Shareholders" -

                    - the parties per no's 1 through 23 referred to individually as "Seller" or collectively as the "Sellers" -,

represented by Mr. Birger Nahs
with his business address at
c/o Corporate Finance Partners CFP Beratungs GmbH
Bettinastrasse 35 - 37
D-60325 Frabkfurt/Main

and

24.   Neomedia Technologies, Inc.
      2201 Second Street, Suite 600
      Ft. Myers, Florida 33901
      USA

                                        - herein referred to as the "Purchaser".

represented by Dr. Harro Wilde
with his business address in
Urbanstr. 7
D-70182 Stuttgart

- Mr. Nahs and Dr. Wilde herein collectively referred to as the "Attorneys"

                                  - the Seller and Purchaser herein collectively
                  referred to as the "Parties", and each of them as a "Party"- ,

The Attorneys submit their powers of attorneys in writing (in original or in telefax copy). Copies of such powers of attorneys are attached to this Agreement. The Attorneys are released from any liability under ss. 179 BGB.

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                                TABLE OF CONTENTS

Table of Contents..............................................................6

Index of Annexes...............................................................9

Recitals......................................................................10

Section 1.....................................................................10

Corporate Ownership, Structure of the Acquisition.............................10
   1.1      Particulars of the Company........................................10
   1.2      Registered Share Capital of the Company...........................10
   1.3      Subsidiaries of the Company.......................................10
   1.4      Participations....................................................11
   1.5      Domination and Profit and Loss Pooling Agreements.................11
   1.6      Cash Pooling Agreements...........................................11
   1.7      Inter-Company Loans...............................................11
   1.8      Structure of the Acquisition......................................11

Section 2.....................................................................11

Sale and Purchase of the Shares; Right to Profits  Company Name...............11
   2.1      Sale and Purchase of the Shares; Right to Profits.................11
   2.2      Right to Companies' Names.........................................12

Section 3.....................................................................12

Closing; Closing Conditions...................................................12
   3.1      Closing; Closing Date.............................................12
   3.2      Closing Conditions................................................13
   3.3      Waiver of Closing Conditions......................................13
   3.4      Obligations with Respect to the Closing Conditions................13
   3.5      Consequences of Non-Satisfaction of the Closing Conditions........13

Section 4.....................................................................14

Purchase Price; Conditions of Payment.........................................14
   4.1      Purchase Price....................................................14
   4.2      Cash Purchase Price...............................................14
   4.3      Stock Consideration...............................................14
   4.4      Payments to Sellers...............................................15
   4.5      Payments to Purchaser.............................................15
   4.6      Period and Terms of Escrow........................................16

Section 5.....................................................................17

Intentionally left blank......................................................17

Section 6.....................................................................17

Seller's Guaranties...........................................................17
   6.1      Corporate Issues and Authority of the Seller......................18

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   6.2      Financial Statements..............................................18
   6.3      Intellectual Property, Information Technology.....................19
   6.4      Fixed Assets......................................................21
   6.5      Current Assets....................................................21
   6.6      Customers and Suppliers; Adverse Reaction on Change of Control....21
   6.7      Full Disclosure...................................................22
   6.8      Labor Matters.....................................................22
   6.9      Taxes and other Public Impositions................................23
   6.10     Public Grants.....................................................23
   6.11     Legal Proceedings.................................................24
   6.12     Licenses and Permits..............................................24
   6.13     Real Estate.......................................................24
   6.14     Conduct of Business...............................................24

Section 7.....................................................................26

Remedies......................................................................26
   7.1      Restitution in Kind; Damages......................................26
   7.2      Notice of Guaranty Claim..........................................26
   7.3      Exclusion of Guaranty Claims......................................26
   7.4      Exclusion of further Remedies.....................................27
   7.5      Knowledge of Purchaser............................................27
   7.6      Best Knowledge of Sellers.........................................27

Section 8.....................................................................27

Defense of Claims; Duty to Inform.............................................27

Section 9.....................................................................28

Tax Indemnity.................................................................28
   9.1      Indemnification...................................................28
   9.2      Tax Benefit.......................................................29
   9.3      Payment/Duty to Inform............................................29

Section 10....................................................................29

Limitations of Liabilities....................................................29
   10.1     Time Limits.......................................................29
   10.2     De Minimis........................................................30
   10.3     Liability Cap.....................................................30
   10.4     Investor Shareholders and Non-Manager Private Shareholders........31

Section 11....................................................................31

Additional Undertakings.......................................................31

Section 12....................................................................31

Non-Solicitation..............................................................31

Section 13....................................................................32

POST CONTRACTUAL COMPETITION..................................................32

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Section 14....................................................................32

Confidentiality and Press Releases............................................32
   14.1     Confidentiality in Relation to the Companies......................32
   14.2     Confidentiality in Relation to this Agreement and the Parties.....32
   14.3     Press Statements..................................................33

Section 15....................................................................33

Costs and transfer taxes......................................................33
   15.1     Costs of Advisors.................................................33
   15.2     Transfer Taxes....................................................33

Section 16....................................................................33

Assignments of Rights and Obligations.........................................33
   16.1     No Assignment without Consent.....................................33

Section 17....................................................................34

Registration of Consideration Shares..........................................34
   17.1     Registration of Consideration Shares..............................34
   17.2     Limitations on Registration Rights................................34
   17.3     Registration Procedures...........................................34
   17.4     Requirements of Company Stockholders..............................35
   17.5     Indemnification...................................................36
   17.6     Assignment of Rights..............................................36

Section 18....................................................................36

Notices.......................................................................36
   18.1     Form of Notice....................................................36
   18.2     Notices to Sellers................................................36
   18.3     Notices to Purchaser..............................................37
   18.4     Change of Address.................................................37
   18.5     Copies to Advisors................................................37

Section 19....................................................................38

Miscellaneous.................................................................38
   19.1     Governing Law.....................................................38
   19.2     Arbitration.......................................................38
   19.3     Business Day......................................................38
   19.4     Interest under this Agreement.....................................38
   19.5     Amendments, Supplements, Modifications, Termination...............39
   19.6     Headings..........................................................39
   19.7     Language..........................................................39
   19.8     Annexes...........................................................39
   19.9     Entire Agreement..................................................39
   19.10    Joint and Several Liability.......................................39
   19.11    Severability......................................................39
   19.12    Effectiveness.....................................................40

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                                INDEX OF ANNEXES

Annex 1.2               12snap AG Shares

Annex 1.3               Subsidiaries

Annex 1.5               Silent Partnership Agreements and Profit and Loss
                        Pooling Agreements

Annex 1.7               Shareholder Loans

Annex 4.3               Consideration Shares

Annex 6                 Disclosure Letter and Schedules to the Disclosure Letter

Annex 11.1              Draft offer letters Dr. Michael Birkel and Bernd
                        Muhlfriedel

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                                    RECITALS

WHEREAS, the Sellers are shareholders of 12snap AG, a German privately held stock corporation with its legal seat in Munich.

WHEREAS, Purchaser is a Delaware company under the laws of the State of Delaware with its principal executive offices in Fort Myers, Florida, USA.

WHEREAS, the Sellers wishes to sell all its shares in 12snap AG to and the Purchaser wishes to acquire all shares of the Sellers in 12snap AG.

NOW, THEREFORE, the Parties hereto agree as follows:

                                    SECTION 1

                CORPORATE OWNERSHIP, STRUCTURE OF THE ACQUISITION

1.1   Particulars of the Company

      12snap AG (herein referred to as the "Company") is a stock corporation (Aktiengesellschaft) duly organized under the laws of Germany with registered offices at Lazarettstr. 4, 80636 Munich, Germany and registered with the Commercial Register of the Lower Court (Amtsgericht) at Munich under HRB 127322.

1.2   Registered Share Capital of the Company

      The registered share capital (Grundkapital) of the Company amounts to EUR 4,917,163 (four million nine hundred seventeen thousand one hundred sixty three Euro) (herein referred to as the "Registered Share Capital"). The Registered Share Capital is divided into shares which are held by the Sellers (hereinafter collectively referred to as the "Seller Shares") and the Company (herein collectively referred to as the " Company Shares") as set forth in Annex 1.2.

      The Registered Share Capital has been fully paid and has not been repaid.

1.3   Subsidiaries of the Company

      The Company and the minority shareholders are the sole shareholders, directly or indirectly, of the companies as set forth in Annex 1.3 (herein referred to as the "Subsidiaries" and the shares of the Subsidiaries herein referred to as the "Subsidiaries Shares", the Seller Shares, the Company Shares and the Subsidiaries Shares herein collectively referred to as the "Shares").

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      The Company and its Subsidiaries are herein collectively referred to as the "Companies".

1.4   Participations

      Other than as set forth in section 1.3 hereof, the Company holds, directly or indirectly, no majority or minority participations in other companies or businesses.

1.5   Domination and Profit and Loss Pooling Agreements

      Other than as set forth in Annex 1.5 hereof, the Company and the Subsidiaries have not entered into any domination and profit and loss pooling agreements (Beherrschungs- und Gewinnabfuhrungsvertrage).

1.6   Cash Pooling Agreements

      The Company and the Subsidiaries have not entered into any cash pooling agreements.

1.7   Inter-Company Loans

      As of December 23, 2005, the Company has extended certain inter-company loans to the Subsidiaries (herein collectively referred to as the "Shareholder Loans", and each of them as a "Shareholder Loan") as shown in Annex 1.7.

1.8   Structure of the Acquisition

      The Sellers will sell, and the Purchaser will purchase, all Seller Shares in the Company.

                                    SECTION 2

                SALE AND PURCHASE OF THE SHARES; RIGHT TO PROFITS
                                  COMPANY NAME

2.1   Sale and Purchase of the Shares; Right to Profits

      The Sellers hereby sell, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement (herein referred to as the "Agreement"), the Seller Shares. It is understood that the sale hereunder (as well as all other provisions hereof) shall in any case apply to all shares held in the Company by the Sellers and all rights to acquire any such shares, even if such shares should have a number or par value other than as set forth in Annex 1.2. The sale and purchase of the Seller Shares hereunder shall include any and all rights pertaining to the Seller Shares, including, without limitation, the right to receive dividends which have not yet been distributed prior to the date of this Agreement.

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      For the avoidance of doubt: The Sellers hereby waive any and all preemption, consent and other similar rights regardless of their nature or legal basis which Sellers may have regarding the Shares. The Sellers also grant all consents which may be required for the transaction contemplated hereunder to take effect.

2.2   Right to Companies' Names

      The Purchaser, the Companies and their successors and assignees shall be entitled, but in no way obligated, to operate under the name "12snap" in Germany, UK, Italy, Scandinavia, Austria and the US. The Sellers and the Sellers' Affiliates (in the meaning of ss. 15 German Stock Corporation
      Act) are prohibited from using the name "12snap" or confusingly similar names as from the Closing Date for any business in the areas of software, telecom, advertising or any confusingly similar area. It is understood that this provision does not limit the right of the Purchaser, the Companies and their successors to operate elsewhere under the name "12snap".

                                    SECTION 3

                           CLOSING; CLOSING CONDITIONS

3.1   Closing; Closing Date

      The consummation of the transactions contemplated by this Agreement (herein referred to as the "Closing") shall take place on February 22, 2006, noon German Time but not before the Business Day on which the last of the Closing Conditions set forth in section 3.2 has been satisfied, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Maximilianstrasse 31, 80539 Munich, Germany, or at such other place and at such other time the Sellers and the Purchaser will have agreed upon. The date on which the Closing occurs shall herein be referred to as the "Closing Date". On the Closing the following shall occur:

      3.1.1 Delivery of the Consideration Shares Certificates (as defined in
            Section 4.3) to the Sellers Representative (as defined in Section 18.2) and the Escrow Agent (as defined in Section 4.3) pursuant to
            Section 4.3;

      3.1.2 Delivery of the Sellers Shares Certificates (as defined in Section 4.2) to the Purchaser;

      3.1.3 Delivery of an irrevocable confirmation of a bank of good standing that the Cash Purchase Price (as defined in Section 4.2) has been transferred without any deductions to the Sellers Account (as defined in Section 4.4) pursuant to Section 4.2.

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3.2   Closing Conditions

      The obligation to carry out the Closing shall be subject to the satisfaction of each of the following conditions to Closing (herein collectively referred to as the "Closing Conditions", and each of them a "Closing Condition"):

      3.2.1 Delivery of a copy of the declaration of the Company and the supporting resolution of the Supervisory Board to approve the transfer and assignment of the Seller Shares Certificates to the Purchaser;

      3.2.2 Delivery of the copies of the declarations of the married Sellers under Section 1365 of the German Civil Code to the Purchaser;

      3.2.3 Delivery of the copies of the letters of resignation of the members of the Supervisory Board of the Company to the Purchaser.

3.3   Waiver of Closing Conditions

      The Purchaser shall be entitled to waive, by written notice to the Sellers Representative, the conditions precedent set forth above under Section
      3.2.1 through 3.2.3.

3.4   Obligations with Respect to the Closing Conditions

      The Purchaser shall inform the Sellers Representative in writing without undue delay (unverzuglich) as soon as the Closing Condition per Section
      3.2.1 through 3.2.3 above have been satisfied.

3.5   Consequences of Non-Satisfaction of the Closing Conditions

3.5.1 The Sellers and the Purchaser shall have the right to rescind (zurucktreten) this Agreement by written notice by the rescinding Party to the other Parties if the Closing Conditions set forth above have not been met or waived by the competent Party, at the latest, 4 weeks after the date of this Agreement.

3.5.2 Any rescission under this section 3.5 shall be valid only if the recipient Parties have received such written notice of rescission prior to the date on which the relevant Closing Condition has been satisfied or waived.

3.5.3 The Sellers may rescind this Agreement only in concurrence with one another.

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                                    SECTION 4

                      PURCHASE PRICE; CONDITIONS OF PAYMENT

4.1   Purchase Price

      The Purchase Price to be paid by the Purchaser for the Seller Shares as sold and purchased hereunder shall be the aggregate of:

          an amount of US$22,000,000.00 (US dollars twenty two million)

      (herein referred to as the "Purchase Price") partly payable in cash pursuant to Section 4.2 (herein referred to as the "Cash Purchase Price) and partly in shares of the Purchaser pursuant to Section 4.3 (herein referred to as the "Stock Consideration").

4.2   Cash Purchase Price

4.2.1 The Cash Purchase Price to be paid by the Purchaser for the Seller Shares as sold and purchased hereunder shall be the aggregate of:

  an amount of US$2,500,000.00 (US dollars two million five hundred thousand).

4.2.2 The Cash Purchase Price shall be paid against simultaneous transfer of the Seller Shares certificates (the "Seller Shares Certificates").

4.3   Stock Consideration

4.3.1 In addition to the Cash Purchase Price, at Closing the Purchaser shall issue to the Sellers an aggregate of 49,294,581 shares of its common stock (the "Consideration Shares").

4.3.2 At Closing, the Purchaser shall deliver share certificates evidencing the Consideration Shares (the ,,Consideration Shares Certificates") to the Sellers (the ,,Sellers Consideration Shares Certificates") and to secure any claims of the Purchaser pursuant to Section 7 hereof (herein referred to as a ,,Guaranty Claim") to Mr. Rolf Widmann, Uhlandstr. 11, 70182 Stuttgart, Germany, tel. +49 (0)711 67 39 00 00 (the ,,Escrow Agent") (the ,,Escrow Consideration Shares Certificates") in the amounts and in the names set forth on Annex 4.3.

4.3.3 In the event (the "Top-Up Event"), that the average Volume Weighted Average Price (the "Liquidity Price") of the Purchaser's common stock as measured over the 10 trading days immediately before the earlier of the date upon which the Sellers are first able to sell the Consideration Shares under Rule 144 of the U.S. Securities Act of 1933 as amended and the date on which the U.S. Securities and Exchange Commission (the "SEC") declares the Seller Registration Statement (as defined in section 17) effective (such earlier date being referred to hereinafter as the "Liquidity Date") (provided, however, that if the Purchaser's common stock is not being quoted on the US OTC bulletin board or a US automated

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      quotation system on the Liquidity Date, the Liquidity Date shall be the business day immediately following the 10th trading day after quotes for the Purchaser's common stock have recommenced) is less than US$ 0.395581 (the "Closing Price"), the Purchaser shall on the third calendar day following the Liquidity Date (or if such day is not a business day, the next business day thereafter, the "Top-Up Payment Day") pay to the Sellers in cash, directly an amount (the "Top-Up Amount") equal to the number of Consideration Shares multiplied by the amount by which the Closing Price exceeds the Liquidity Price (and such payment shall be made in Euro on the basis of the Federal Reserve Bank's Noon Buying Rate at the business day preceding the day payment is made). The Top-Up-Amount attributable to the Escrow Consideration Shares shall be paid to the Escrow Agent which amount shall be released according to the provisions under subsequent
      Section 4.6.4.

4.4   Payments to Sellers

      All payments unless otherwise provided for herein owed by the Purchaser to the Sellers under this Section 4 shall be paid by the Purchaser free and clear of costs and charges in US dollars and in immediately available funds by wire transfer to the Sellers' joint bank account kept on behalf of the Sellers by Wilmer Cutler Pickering Hale and Dorr LLP, Maximilianstrasse 31, 80539 Munich, Germany, at

      Commerzbank AG, Munich,

      Account holder: Wilmer Cutler Pickering Hale and Dorr LLP

      Account number: 40 14 882 82 USD,

      IBAN: de84 7004 0041 0401 4882 82,

      Bank zip code: 700 400 41,

      Swift: COBADEFFXXX

      herein referred to as the "Sellers' Account").

4.5   Payments to Purchaser

      All payments owed by the Sellers to the Purchaser under this Section 4 shall be paid by the Sellers free and clear of costs and charges in immediately available funds by wire transfer to the Purchaser's bank account kept with

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      Bank: JP Morgan Chase,

      SWIFT Code: FNB CUS 44,

      Account Number: 5330175135,

      (herein referred to as the "Purchaser's Account").

4.6   Period and Terms of Escrow

4.6.1 Subject to sections 4.6.3 to 4.6.5 hereof, the Escrow Consideration Shares Certificates shall be retained from the Closing until June 30, 2006 (herein referred to as the "Purchase Price Escrow Period").

4.6.2 At the end of the Purchase Price Escrow Period (subject to sections 4.6.3 to 4.6.5 hereof) the Purchaser shall release the Escrow Consideration Shares Certificates to the Sellers Representative.

4.6.3 The Purchaser shall not be obligated to release the Escrow Consideration Shares Certificates to the Sellers Representative if and to the extent that Purchaser has:

      (i) notified the Sellers in writing of a Guaranty Claim (such notice to include a statement of the facts upon which the Guaranty Claim is based and the amount of the Guaranty Claim to the extent that such amount can be determined at the time when such notice is given) prior to the expiry of the Purchase Price Escrow Period

            and

      (ii) commenced arbitration proceedings to pursue such Guaranty Claim within four weeks as of notification to the Sellers in accordance with section 4.6.3 (i) hereof.

      For the avoidance of doubt, the Purchaser's right to not release part or all of the Escrow Consideration Shares Certificates pursuant to section
      4.6.3 hereof shall be limited to the amount notified to the Sellers and brought in the arbitration proceedings in accordance with section 4.6.3.

4.6.4 To the extent that any Guaranty Claim shall have been agreed by the Parties or determined by an award of the competent arbitration tribunal, the Sellers shall immediately upon such agreement release the amount of such Guaranty Claim from the Escrow Consideration Shares Certificates (including the Top-Up-Amount attributable to the Escrow Consideration Shares) to the Purchaser and the Purchaser shall release the remaining Escrow Consideration Shares (including the Top-Up-Amount attributable to the Escrow Consideration Shares) as the case may be to the Sellers Representative. In the first place any Top-Up-Amount attributable to the Escrow Consideration Shares held in escrow shall be used to satisfy any claims of the Purchaser, thereafter the Escrow Consideration Shares.

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         The value of the Escrow Consideration Shares Certificates (the "Escrow
         Consideration Shares Certificates Amount") is measured at the last trading day immediately before the date upon which the Purchaser shall release all or part of the Escrow Consideration Shares Certificates.

4.6.5 To the extent that the Purchaser has in accordance with section 4.6.3 (i) notified the Sellers of a Guaranty Claim and the Escrow Agent therefore continues to hold all or part of the Escrow Consideration Shares Certificates in escrow, the Purchaser shall owe the Sellers interest at the rate of 10 % p.a. on the amount notified by the Purchaser and held in escrow for the time period starting on the day after the day of notification per section 4.6.3 (i) and ending

      (i) if the Purchaser timely commences arbitration to pursue such Guaranty Claim in accordance with section 4.6.3 (ii) upon the conclusion of the arbitration procedure. It being understood that interest shall accrue only if and to the extent that the Sellers prevail in the arbitration proceedings, or

      (ii) the end of the four week filing period per section 4.6.3 (ii) if the Purchaser not so commences arbitration.

                                    SECTION 5

                            INTENTIONALLY LEFT BLANK

                                    SECTION 6

                               SELLER'S GUARANTIES

Except as specifically set forth in the disclosure letter delivered to the Purchaser by the Sellers prior to entering into this Agreement and attached hereto as Annex 6 (the "Disclosure Letter") and except for the Purchaser's knowledge, the Sellers hereby guarantees to the Purchaser subject to the requirements and limitations provided in Section 7 hereof or otherwise in this Agreement by way of an independent promise of guaranty in accordance with section 311 Para. 1 of the German Civil Code (Burgerliches Gesetzbuch) (selbstandiges Garantieversprechen i.S.d. ss. 311 Abs. 1 BGB) (herein referred to as the "Guaranties") that the statements set forth herein are true, complete and accurate as of the date of this Agreement and as of the Closing Date, it being understood that such statements shall not constitute a quality guaranty concerning the object of the purchase within the meaning of sections 443, 444 of the German Civil Code (Garantie fur die Beschaffenheit der Sache):

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6.1   Corporate Issues and Authority of the Seller

6.1.1 The Companies are duly organized and validly existing under the laws of their respective jurisdictions of incorporation. The statements made in the Recitals with respect to the Sellers and the statements made in
      Section 1 with respect to the Sellers, the Companies, the Registered Share Capital and the Shares are true, accurate and complete in every respect. The Companies have the corporate power and authority to carry on their respective businesses as they have been conducted and will have been conducted up to the Closing Date.

6.1.2 The statements in Section 1.1 through 1.7 are true, complete and accurate in every respect. The Seller Shares and the Company Shares are validly existing, free and clear of any liens, rights and privileges of third parties and have not been pledged, assigned, charged or otherwise encumbered or used as a security, and the Sellers may freely dispose of the Seller Shares without any limitations or restrictions. Other than under the Agreement listed in Schedule 6.1.2, there are no options or pre-emptive rights with respect to the Seller Shares. The Sellers has made available to Purchaser a complete and correct copy of the Company's and the Subsidiaries' articles or certificates of incorporation and by-laws, each as amended to date and copies of all shareholders resolutions. The Company's and the Subsidiaries' articles or certificates of incorporation and by-laws so delivered are in full force and effect.

6.1.3 Other than under the Agreement listed in Schedule 6.1.3, no bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Companies nor have any legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of any of the Companies. There exist no circumstances which would require the opening of such proceedings or justify or require the avoidance of this Agreement in the future; in particular, none of the Companies is insolvent (zahlungsunfahig), has ceased or suspended payments (Zahlungen eingestellt) or is over-indebted (uberschuldet) within the meaning of the German Insolvency Code or other applicable law such that it would have to file a petition of bankruptcy (Insolvenzantrag).

6.1.4 The Sellers have made available to Purchaser copies of all contracts between the Companies and the Sellers.

6.2   Financial Statements

6.2.1 The 2004 Financial Statements of the Companies (Schedule 6.2) (i) have been prepared in accordance with generally accepted accounting principles under the laws of Germany or other applicable law as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules; (ii) present a fair view of the assets and

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                                                                        19 of 40

      liabilities (Vermogenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the times and for the periods referenced therein, and (iii) cover all liabilities of the Companies as of their date referenced therein (Bilanzstichtag).

6.2.2 Since their formation, no dividends have been declared or distributed by the Company or the Subsidiaries. The books, records and accounts of the Companies (a) have been maintained in accordance with ordinary business practices of the Companies, and (b) present a fair view of the assets and liabilities (Vermogenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the times and for the periods referenced therein.

6.3   Intellectual Property, Information Technology

6.3.1 Neither the Sellers nor any of the Companies have received notice from any third party with respect to any assertion or claim challenging the validity of any intellectual property rights owned or used by any of the Companies, and to the best knowledge of Sellers there is no underlying basis for such assertion or claim.

6.3.2 None of the Companies' intellectual property rights referred to in Section
      6.3.1 hereof is subject to any litigation or administrative proceedings, nor have any such proceedings been threatened.

6.3.3 Any computer hardware, software, firmware, networks and other information technology used by or required to carry on any of the business operations of any of the Companies (herein referred to as the "Information Technology") in the manner carried on prior to and/or at the date of this Agreement (including the fulfillment of existing contracts and commitments) is either owned or validly leased or licensed to the Company or the Subsidiaries. There have been no interruptions, outages or data loss in the respective business of the Companies which have had a material adverse effect on such business.

6.3.4 Schedule 6.3.4 contains a true, accurate and complete list of all intellectual property rights owned or licensed by the Company and/or the Subsidiaries and having acquisitions costs (AK/HK) or license fees in access of (euro)10,000 (the "Intellectual Property Rights"). These Intellectual Property Rights constitute substantially all intellectual property rights used or held for use in the operations of the Companies and to the best knowledge of the Sellers and the Companies are adequate to conduct the operations of the Companies as currently conducted by the Company and/or the Subsidiaries and, with respect to the design, development and sale of the products and services of the Company and/or Subsidiaries, to the best knowledge of the Sellers and the Companies as proposed to be conducted by the Company and/or Subsidiaries.

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                                                                        20 of 40

6.3.5 Other than under the agreement listed in Schedule 6.3.5 neither the Company nor the Subsidiaries have given an indemnity in connection with any of its Intellectual Property Rights to any person.

6.3.6 Neither of the Companies has, to the best of Sellers' and the Companies' knowledge, in the conduct of its operations, infringed, misappropriated or otherwise violated any intellectual property rights of any third party which are not patents or trademarks. Other than under the Agreement listed in Schedule 6.3.6 neither of the Companies has to the best of Sellers' and the Companies' knowledge in the conduct of its operations, infringed, misappropriated or otherwise violated any patent or trademark of any third party. There is no claim, action, investigation or proceeding pending against or, to the best knowledge of the Sellers and/or Companies, threatened against either of the Companies or any present or former officer, director or employee of either of the Companies (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company and/or the Subsidiaries in any of their intellectual property rights, (ii) alleging that the use of such intellectual property rights or any services provided, processes used or products manufactured, used, imported or sold, in each case with respect to the Companies, do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property rights of any third party or (iii) alleging that any of the Companies infringed, misappropriated or otherwise violated any intellectual property rights of any third party.

6.3.7 Other than under the Agreement listed in Schedule 6.3.7 none of the Intellectual Property Rights material to the operations of the Companies has been adjudged in proceedings involving any of the Companies invalid or unenforceable, in whole or in part, and all such Intellectual Property Rights are to the best knowledge of the Sellers and/or the Companies valid and enforceable.

6.3.8 Other than under the Agreement listed in Schedule 6.3.8 the Companies hold all right, title and interest in and to all of their Intellectual Property Rights, free and clear of any lien (Pfandrecht). The Companies have taken all actions reasonable and consistent with their customary practice to maintain and protect their Intellectual Property Rights, especially all fees for maintenance and renewal of such Intellectual Property Rights have been paid.

6.3.9 Other than under the Agreement listed in Schedule 6.3.9 to the best knowledge of the Sellers and/or the Companies no person has infringed, misappropriated or otherwise violated any of their Intellectual Property Rights. The Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their Intellectual Property Rights. To the best knowledge of the Sellers and/or the Companies none of the Intellectual Property Rights that are material to the operations of the Companies and the value of which to the operations of the Companies is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company and the Subsidiaries.

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                                                                        21 of 40

6.4   Fixed Assets

      All fixed assets (Anlagevermogen) necessary for or used in the present business operations of the Companies are reflected in the 2004 Financial Statements in accordance with applicable GAAP. Such fixed assets are not charged or otherwise encumbered with third party rights except for retention of title rights (Eigentumsvorbehalte) or other statutory liens incurred in the ordinary course of business.

6.5   Current Assets

6.5.1 All current assets (Umlaufvermogen), including the inventory (Vorrate), necessary for or used in the present business operations of the Companies are reflected in the 2004 Financial Statements in accordance with applicable GAAP. Such current assets are not charged or otherwise encumbered with third party rights except for retention of title rights (Eigentumsvorbehalte) or other statutory liens incurred in the ordinary course of business. The receivables of the Companies are reflected in the 2004 Financial Statements in accordance with applicable GAAP.

6.5.2 The Shareholder Loans are accurately described in Annex 1.7.

6.6   Customers and Suppliers; Adverse Reaction on Change of Control

6.6.1 Other than under the Agreement listed in Schedule 6.6.1, to the best knowledge of the Sellers none of the customers or suppliers or other contracting parties of the Companies will materially reduce the extent of their previous dealings with the Companies as a result of the consummation of the transactions contemplated hereunder. The Parties agree that any such reactions are beyond the control of the Sellers and/or the Companies and that therefore the Sellers' and the Company's obligations in this regard shall be limited to undertaking reasonable efforts to cooperate in good faith with the Purchaser to eliminate or minimize such reactions. The Sellers and/ or the Company and the Purchaser shall jointly address any such situation as it may arise.

6.6.2 Schedule 6.6.2 contains a true, accurate and complete list of all contracts with customers of the Companies executed in 2004 or 2005 with a net fee volume of the Companies in excess of (euro)25,000 (the "Material Customer Contracts"). Copies of the written Material Customer Contracts have been made available to the Purchaser in the due diligence. To the best knowledge of the Sellers no Material Customer Contract has been terminated or its fee has been materially reduced by the customer because of unsatisfactory performance of the Companies under the Material Customer Contract.

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                                                                        22 of 40

6.7   Full Disclosure

6.7.1 No representation or warranty made by the Sellers in this Agreement nor any of the exceptions, qualifications or other information set forth in the Disclosure Letter (a) contains any statement that is false or misleading; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of the documents attached as schedules to the Disclosure Letter are true, complete and accurate and are not missing any amendments or modifications that would be pertinent to Purchaser's understanding thereof.

6.7.2 To the best knowledge of the Sellers the due diligence material of the Companies has been assembled with the care of a reasonable business man.

6.8   Labor Matters

6.8.1 Schedule 6.8.1 contains a complete and correct list of all employees (including apprentices and part-time employees) of the Companies as of August 31, 2005.

6.8.2 The Companies have fulfilled all payment and other obligations when due to their respective employees including managing directors or similar executives.

6.8.3 Other than under the Agreement listed in Schedule 6.8.3, there are currently no labor disputes between any managing director, similar executive or employee and any of the Companies nor are there any material obligations of the Companies resulting from past labor disputes.

6.8.4 No strikes or walkouts are ongoing or imminent at any of the Companies. Each of the Companies maintains good labor relations with its employees.

6.8.5 Other than statutory pension rights (Gesetzliche Rentenversicherung), no pension or retirement schemes or any other similar commitments or arrangements with any managing directors, similar executives or employees have been made or promised by the Companies. A copy of or accurate information as to each bonus, deferred compensation, pension, retirement, profit-sharing, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries and which survives the Closing or result in a liability to be settled after Closing (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans have been provided or made available to the Purchaser prior to the date hereof. The Compensation and Benefit Plans are listed in Schedule 6.8.5 of the Disclosure Letter and any "change of control" or similar provisions therein are adequately reflected in Schedule 6.8.5 of the Disclosure Letter. All Compensation and Benefit Plans are in compliance with all applicable law. All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected in the 2004 Financial Statements.

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                                                                        23 of 40

6.8.6 Other than under the Agreement listed in Schedule 6.8.6 the employment agreements and other understandings between the Companies and their employees contain no onerous provisions which are not adequately reflected in the Disclosure Letter, such as long term employment guarantees, promises for future compensation increases, outsourcing restrictions, golden parachutes, change-of-control bonuses, severance benefits or other commitments beyond those required by local law and customary in the industry.

6.8.7 Neither the Company nor 12snap Germany GmbH have a workers council (Betriebsrat). Neither the Company nor 12snap Germany GmbH is bound by any collective bargaining agreement (Tarifvertrag). The Company and 12snap Germany GmbH have complied with the mandatory provisions of the German Employee Invention Act (Arbeitnehmererfindungsgesetz).

6.9   Taxes and other Public Impositions

6.9.1 The Companies have duly prepared and duly and timely filed, in accordance with all applicable laws, all tax returns, statements, reports and forms required to be filed with respect to any tax period (Veranlagungszeitraum) ending prior to or on the Closing Date. All information required to be supplied to any Tax Authority has been or will be duly and timely supplied. The returns are true and complete and all Taxes due and payable on the returns or any tax assessment relating to any tax periods ending prior to or on the Closing Date have been timely and fully paid. Other than under the Agreement listed in Schedule 6.9.1 there are no tax-related audits, actions, proceedings, investigations, claims or assessments pending, proposed or threatened against or with respect to any of the Companies. None of the Companies has received any tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax Authority. No waivers of statutes of limitations have been given or requested with respect to any Taxes of the Companies.

6.9.2 The aforesaid shall apply mutatis mutandis to all social security contributions and other public law dues and public impositions of any kind (herein collectively referred to as "Public Impositions").

6.10  Public Grants

      The Companies have applied for, received and used those certain public subsidies, allowances, aids and other public grants set forth in Schedule
      6.10. The terms and conditions of these public subsidies, allowances, aids

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                                                                        24 of 40

      and other public grants and all other relevant documentation including the correspondence of the Company with the granting entities have been disclosed to the Purchaser prior to the signature of this Agreement as part of the Purchaser's due diligence exercise. No circumstances exist which will cause the grantor of the subsidies, allowances, aids and other public grants to require the repayment in whole or in part of any such subsidies, allowances, aids and other public grants.

6.11  Legal Proceedings

      Other than under the Agreement listed in Schedule 6.11 there are no civil, criminal, administrative, judicial or arbitration proceedings pending or, to the best of the Sellers' knowledge, threatened to which any of the Companies is a party nor are there, to the best of the Sellers' knowledge, any facts or circumstances that are likely to result in any civil, criminal, administrative, judicial or arbitration proceedings against any of the Companies (herein referred to as the "Relevant Proceedings").

6.12  Licenses and Permits

      The Companies have obtained all licenses and permits required for the construction and operation of all buildings, installations and other facilities currently used by any of the Companies as well as for all other aspects of the conduct of their present business operations. None of such licenses and permits has been revoked or restricted or threatened to be revoked or restricted.

6.13  Real Estate

      The Companies do not own any real estate.

6.14  Conduct of Business

      From the beginning of the current fiscal year through the Closing, the business operations of the Companies have been and will be conducted in the ordinary course of business. In particular the Companies have not and will not have

      6.14.1 other than under the Agreement listed in Schedule 6.14.1, declared or made any payment of dividends or other distribution to shareholders or upon or in respect of any shares of their capital stock, or purchased, redeemed or undertaken to purchase or redeem, any of their shares of their capital stock or other securities;

      6.14.2 mortgaged, pledged or subjected to liens, charges, security interests or any other encumbrances or restrictions any of their property, business or assets, be they tangible or intangible;

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                                                                        25 of 40

      6.14.3 other than under the Agreement listed in Schedule 6.14.3, sold, transferred, agreed to transfer, leased to others or otherwise disposed of, acquired or agreed to acquire any assets (including, without limitation, equity interests or other participations), except for fixed assets and inventory acquired or sold in the ordinary course of business, or cancelled or settled any debt or claim, or waived or released any right of material value;

      6.14.4 received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect on the assets, operations or prospects of any of the Companies;

      6.14.5 been subject to or threatened by any employee strikes, work stoppages, slow-downs or lockouts, or had any material change in its relations with its employees;

      6.14.6 other than under the Agreement listed in Schedule 6.14.6, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any of the intellectual property rights or similar rights, or modified any existing rights with respect thereto;

      6.14.7 instituted, settled or agreed to settle any litigation, action or proceeding before any court, arbitration tribunal or governmental body which had a Material Adverse Effect on the business of the Companies; or

      6.14.8 made any changes or amendments of the articles, statutes and by laws of the Company and will not pass any shareholders' resolutions without express written approval of the Purchaser.

      6.14.9 To the best knowledge of Sellers all orders accepted by customers have been calculated according to the regular calculation principles of the company allowing reasonable profits and the cost budgets of these orders will not be exceeded assuming the absence of unexpected circumstances beyond the control of the Companies.

      6.14.10 The volume of customer orders received in the period from January 01 until August 31, 2005 is not less than the volume of the orders received in the same period of the preceding year.

      6.14.11 The monthly financial reports for the year 2005 which have been submitted to Purchaser have been prepared according to the same standards and methods as monthly financial statements in the previous years.

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                                                                        26 of 40

      6.14.12 From December 31, 2004 until the execution of this Agreement no liability has arisen other than in the ordinary course of business.

                                    SECTION 7

                                    REMEDIES

7.1   Restitution in Kind; Damages

7.1.1 If any of the Guaranties set forth in Section 6 hereof is not true, complete and accurate (Guaranty Claim) the Sellers shall put the Purchaser or the Company in such position as the Purchaser or the Company would have been had the Guaranties given by the Sellers been true, complete and accurate (restitution in kind; Naturalrestitution).

7.1.2 Should the Purchaser be able to show that restitution in kind as contemplated in Section 7.1.1 hereof is insufficient to compensate the Purchaser for losses suffered as a consequence of the breach of Guaranty, the Purchaser shall have the right (i) to deduct monetary damages from the Purchase Price Escrow Amount or (ii) to the extent that prior deductions from the Purchase Price Escrow Amount in accordance with this Agreement have amounted to or exceeded the Purchase Price Escrow Amount to demand that the Sellers in the limitations of liabilities as set forth in Section 10 below, in addition to providing restitution in kind, pay monetary damages (Schadensersatz in Geld) to the Purchaser or to the Company, all of this in such amount as necessary to cover such insufficiency.

7.2.  Notice of Guaranty Claim

      In the event of a Guaranty Claim, the Purchaser shall give notice of the Guaranty Claim to the Sellers as soon as reasonably practical, such notice to include a statement of the facts upon which the Guaranty Claim is based and the amount of the Guaranty Claim to the extent that such amount can be determined at the time when notice is given.

7.3   Exclusion of Guaranty Claims

      The Sellers shall not be liable for, and the Purchaser shall not be entitled to bring, any Guaranty Claim in connection with this Agreement, if and to the extent that:

      7.3.1 the amount of the Guaranty Claim in relation to the incident giving rise to the Guaranty Claim has been recovered or can be recovered under any insurance policy of any of the Companies which exists at Closing or could have been so recovered had Purchaser timely filed a respective claim under such insurance policy; or

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      7.3.2 the Guaranty Claim results from a failure of the Purchaser or the
            Company to mitigate damages pursuant to section 254 of the German Civil Code.

7.4   Exclusion of further Remedies

      The Sellers and the Purchaser agree that the remedies the Purchaser or the Companies may have against the Seller in case of a Guaranty Claim set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to the Purchaser or the Company, provided that the Purchaser shall not be barred from resorting to other remedies against a specific Seller if such Seller is shown to have committed fraud to the detriment of the Purchaser in connection with this Agreement. The Sellers and the Purchaser further agree that under no circumstances shall the Guaranties be construed as representations of the Sellers with respect to the quality of the object of the purchase within the meaning of section 443 of the German Civil Code (Garantie fur die Beschaffenheit der Sache) and therefore, the Purchaser expressly waives the application of section 444 of the German Civil Code.

7.5   Knowledge of Purchaser

      No Guaranty Claim shall be based on any matter if and to the extent disclosed to the Purchaser in the Disclosure Letter. For the purposes of this Agreement, any fact or circumstance shall be deemed to exist to the Purchaser's knowledge whenever it can be shown that any of Charles W. Fritz, Charles T. Jensen, David A. Dodge and/or Martin N. Copus were consciously aware of such fact or circumstance.

7.6   Best Knowledge of Sellers

      For the purposes of this Agreement, any fact or circumstance shall be deemed to exist to the "best knowledge" of the Sellers whenever it can be shown that any Seller or any of Dr. Michael Birkel and Bernd Muhlfriedel (herein referred to collectively as the "Management Team") is consciously aware or could have been aware of such fact or circumstance.

                                    SECTION 8

                        DEFENSE OF CLAIMS; DUTY TO INFORM

8.1 If a claim under Section 7 hereof arises in connection with any civil, administrative, judicial or arbitration proceeding to which any of the Companies or the Purchaser is or is likely to become a party or the Purchaser otherwise becomes aware that such a claim is likely to arise the Purchaser shall immediately notify the Sellers in writing of such actual or anticipated proceedings and such claim or potential claim, and the following provisions shall apply:

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                                                                        28 of 40

8.1.1 The parties per no. 1 and no. 2 on the cover page of this Agreement or any other joint representative of the Sellers appointed by the Sellers after Closing shall on behalf of each Seller have the right - but not the obligation - at any time and at its cost to conduct and assume full control of all or any part of such proceedings or otherwise defend, resist, appeal, settle or contest or take any other action which such Seller representative reasonably considers necessary or beneficial - whether in the course of such proceeding or otherwise - for the defense against such claim or potential claim. Unless and until such Seller representative assumes conduct by notice in writing to the Purchaser, the Purchaser shall have conduct of such proceedings and defense against such claim or potential claim. The Sellers' representative shall not have the right, however, to enter into binding settlement agreements without prior approval in writing of the Purchaser.

8.1.2 In any event such Seller shall keep the Purchaser fully informed of and shall allow the Purchaser to comment at any time on the progress of such proceedings or such defense.

8.2 If the Purchaser should elect to conduct such proceedings and defends himself - from which he is not precluded - or the Purchaser refuses to consent to a binding settlement proposed by the Sellers' representative, the Purchaser's failure to allow such Sellers' representative to participate in the above procedure or to so settle the claim will have the consequence that in case the Seller can demonstrate that as a result thereof the liability for the Seller is higher, Seller will not have to indemnify the Purchaser for such excess liability.

                                    SECTION 9

                                  TAX INDEMNITY

9.1   Indemnification

      The Sellers shall indemnify and hold harmless the Purchaser from and against (i) any and all Taxes unpaid that are imposed on or will be imposed on and payable by the Companies for the period up to and including, or resulting from action taken on or prior to, the Closing Date or with respect to any rights or obligations of the Company on the Closing Date, and (ii) any liability arising from a breach of any tax Guaranty contained in Section 6 hereof. "Tax" or "Taxes" shall mean any taxes,

                                                                        29 of 40

      charges, duties and levies of any kind including Public Impositions imposed by any federal, state, local or foreign governmental authority competent for the imposition of any such Tax (herein referred to as the "Tax Authority") together with any interest and any penalties, additions to tax or additional amounts imposed by such Tax Authority with respect to such amounts.

9.2   Tax Benefit

      If any payment giving rise to a claim for indemnification of Taxes under this Agreement actually has resulted in a benefit by refund, set-off or reduction of Taxes (herein referred to as the "Tax Benefit") which would not otherwise have arisen then, if and when the liability of the Company to make an actual payment of or in respect of Tax is reduced by reason of that Tax Benefit, and after taking account of the effect of all other Tax Benefits that are available (including any Tax Benefit derived from a subsequent accounting period), the amount by which that liability is so reduced (herein referred to as the "Relevant Amount") shall first be set off from any other payments which become due in the future on a claim for indemnification or a Guarantee Claim or any other claim against Seller under this Agreement. Where any determination of a Relevant Amount has been made, the Purchaser or the Company, as the case may be, may request the Company's Auditor to review such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to certify whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

9.3   Payment/Duty to Inform

      Section 8 hereof shall apply mutatis mutandis.

                                   SECTION 10

                           LIMITATIONS OF LIABILITIES

10.1  Time Limits

      All Guaranty-, indemnification-, hold harmless- and similar claims arising under this Agreement shall be time-barred after June 30, 2006 (herein collectively referred to as the "Time Limitation") provided that the Purchaser has not notified the Sellers of such guaranty claims on or prior to June 30, 2006 and has not commenced arbitration proceedings within the time limit provided in Section 4.6.3 (ii) above.

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                                                                        30 of 40

10.2  De Minimis

      No liability shall arise for the Sellers under this Agreement to the extent that the aggregate amount of all claims of the Purchaser does not exceed (euro)250,000 (Euro twohundred-and-fifty thousand Euro) (herein referred to as the "De Minimis Claims"). In case the aggregate amount of all claims of the Purchaser is greater than (euro)250,000 (Euro two-hundred-and-fifty thousand Euro) the Sellers' liability shall be the aggregate amount of all claims including the De Minimis Claims. This limitation shall not apply to all claims of the Purchaser arising as a result of willful or intentional breaches of the Sellers' obligations under this Agreement or for other matters referred to in Section 10.4 hereof for which the liability cap is the aggregate purchase price paid.

10.3  Liability Cap

10.3.1 The aggregate liability of the Sellers under this Agreement shall not exceed US$2,500,000 (US dollars two million five hundred thousand) (the "Purchase Price Escrow Amount") and the liability of any Seller shall not exceed its pro rata portion of the Purchase Price Escrow Amount based on the number of the Seller Shares sold hereunder (herein referred to as the "Escrow Amount Liability Cap").

10.3.2 The limitation per Section 10.3.1 shall not apply and the aggregate liability of the Sellers under this Agreement shall be limited to the sum of the Cash Purchase Price and the value of the Consideration Shares, and the liability of any Seller hereunder shall be limited to the sum of its pro rata portion of the Cash Purchase Price (based on the number of its Seller Shares sold hereunder) and the value of the Consideration Shares it received hereunder (hereinafter referred to as the ,,Purchase Price Liability Cap"), for:

      (i) claims of the Purchaser arising as a result of breaches of the Sellers' representations and warranties under Sections 6.1.1 and
            6.1.2 sentences 2 and 3 of this Agreement it being understood that with regard to the representations Section 6.1.2 sentences 2 and 3 each Seller shall only be liable for its individual breach and not for the breach of other Sellers.

      For the avoidance of doubt: In no event shall the aggregate liability of the Sellers under this Agreement exceed

      (ii) in the case of timely notification as per Section 4.6.3 (i) above the Purchase Price Escrow Amount plus the aggregate amount of the Guaranty Claims so notified until the Purchase Price Liability Cap; or

      (iii) in the case of the commencement of arbitration proceedings per 4.6.3
            (ii) above the Purchase Price Escrow Amount plus the aggregate amount of the Guaranty Claims so filed with the arbitration panel until the Purchase Price Liability Cap, or

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      (iv)  if the parties have settled the Guaranty Claim or the arbitration panel has decided in favor of the Purchaser regarding the Guaranty Claim the Purchase Price Escrow Amount plus the amount due to Purchaser under the settlement or the arbitration award until the Purchase Price Liability Cap.

      For the purposes of this Section 10.3.2, the value of the Consideration Shares shall deemed to be the Closing Price; provided however that if the Liquidity Price is less than the Closing Price and for any reason whatsoever the Top-Up Amount is not paid by the Purchaser to the Seller, the value of the Consideration Shares shall be deemed to be the Liquidity Price.

10.4  Investor Shareholders and Non-Manager Private Shareholders

      Notwithstanding Sections 10.1 until 10.3 above, any liability of the Investor Shareholders and the Non-Manager Private Shareholders exceeding its pro rata portion of the Purchase Price Escrow Amount shall moreover be strictly limited to breaches of Guaranties under Section 6.1.2 sentences 2 and 3 with regard to their Seller Shares.

                                   Section 11

                             ADDITIONAL UNDERTAKINGS

11.1  Post Closing Corporate Actions

Promptly after Closing the Purchaser will appoint new members of the Supervisory Board of the Company. Under due consideration of the independence of the new members of the Supervisory Board, the Purchaser will have the new members of the Supervisory Board appoint Dr. Michael Birkel and Bernd Muhlfriedel as member of the Management Board (Vorstand) of the Company and issue offer letters to Dr. Michael Birkel and Bernd Muhlfriedel (drafts of which are set forth in Annex 11.1), whereby Dr. Michael Birkel and Bernd Muhlfriedel undertake to accept the conditions set forth in such offer letters.

                                   SECTION 12

                                NON-SOLICITATION

Each Seller undertakes for a period of two years from September 20, 2005, not to solicit or entice away from the Company or to offer employment to or employ, or to offer or conclude any contract for services with any person who was employed by the Company at the Closing Date.

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                                   SECTION 13

                          POST CONTRACTUAL COMPETITION

Dr. Michael Birkel and Bernd Muhlfriedel undertake not to compete with any of the Companies in the areas of software, telecom, advertising or any confusingly similar area, in the countries where the Companies are located upon the Closing of this Agreement and for a period of two and a half years after the Closing (the ,,Competition Field"). The obligation not to compete includes the obligation not to take up an employment with any competitor of the Companies in the Competition Field, nor to advise, represent, or act in other function for a competitor of the Companies in the Competition Field and not to acquire interests in any competitor of the Companies in the Competition Field. This does not apply to the acquisition of interests of less than 5 % in public companies over the stock exchange as capital investment.

                                   SECTION 14

                       CONFIDENTIALITY AND PRESS RELEASES

14.1  Confidentiality in Relation to the Companies

      For a period of seven years from September 20, 2005 each Seller shall keep strictly confidential all information it has in relation to the Companies and their business operations and shall not use such confidential information for itself or for any third party except to the extent that the relevant facts are publicly known or disclosure is required by law.

14.2  Confidentiality in Relation to this Agreement and the Parties

      The Parties to this Agreement shall keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to this Agreement, the transactions contemplated herein and the respective other Parties and its affiliated entities except to the extent that the relevant facts are publicly known or disclosure is required by law. The Parties shall, however, have the right to submit any information to any of its affiliated entities or any third party for the purposes of and to the extent reasonably required for the execution and consummation of this Agreement and the transactions contemplated herein.

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14.3  Press Statements

      Before making any press release or similar voluntary announcement with respect to the transactions contemplated herein, the Parties and the Company shall (or, in the case of public announcements required by applicable law or stock exchange regulations, use their best efforts to) reach an agreement on the content of such press release or similar voluntary announcement.

                                   SECTION 15

                            COSTS AND TRANSFER TAXES

15.1  Costs of Advisors

      Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors. The Purchaser shall bear any and all costs of the audit of any Company financial statements required by SEC rules and regulations to be included in the Seller Registration Statement.

15.2  Transfer Taxes

      Any transfer taxes, stamp duty and similar taxes or charges resulting from the execution and consummation of this Agreement shall be borne by the Purchaser and the Sellers in equal amounts.

                                   SECTION 16

                      ASSIGNMENTS OF RIGHTS AND OBLIGATIONS

16.1  No Assignment without Consent

      This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto.

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                                                                        34 of 40

                                   SECTION 17

                      REGISTRATION OF CONSIDERATION SHARES

17.1  Registration of Consideration Shares

      The Purchaser shall use its best efforts to file with the SEC, within 20 calendar days following the completion of the audited Company financial statements required by SEC rules and regulations to be included in the Seller Registration Statement (the "Required Company Financial Statements"), which financial statements the Purchaser and the Sellers agree to cooperate to complete as promptly as practicable following the Closing (and the cost of the audit for which the Purchaser shall bear), an S-1 or S-3 registration statement registering for resale all of the Consideration Shares (the "Seller Registration Statement"). The Purchaser shall use its best efforts to cause the Seller Registration Statement to be declared effective by the SEC as soon as practicable. The Purchaser shall cause the Seller Registration Statement to remain effective until the date on which the Consideration Shares may be sold by the Sellers pursuant to Rule 144 under the U.S. Securities Act, as amended, or such earlier time as all of the Consideration Shares covered by the Seller Registration Statement have been sold pursuant thereto.

17.2  Limitations on Registration Rights

      The Purchaser may, by written notice to the Sellers, delay the filing of the Seller Registration Statement in the event that the S-4 registration statement filed by the Purchaser relating to the acquisition of BSD Software, Inc. and/or the S-3 registration statement filed by the Purchaser registering 54 million shares of its common stock underlying certain warrants have not then been declared effective; provided that such delay does not extend beyond the date which is 45 calendar days after the completion of the Required Company Financial Statements and provided further that in no event shall the Purchaser file a registration statement with the SEC registering the shares of Common Stock (the "SEDA Shares") to be issued in connection with the Stand-by-Equity Distribution Agreement between the Purchaser and Cornell Capital Partners LP dated March 30, 2005 unless the Seller Registration Statement has been previously filed or the Consideration Shares are being registered together with the SEDA Shares.

17.3  Registration Procedures

17.3.1 In connection with the filing by the Purchaser of the Seller Registration Statement, the Purchaser shall furnish to each Seller a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act").

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17.3.2 The Purchaser shall use its best efforts to register or qualify the
      Consideration Shares covered by the Seller Registration Statement under the securities laws of each state of the United States; provided, however, that the Purchaser shall not be required in connection with this Section
      17.3.2 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

17.3.3 If the Purchaser has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Purchaser shall promptly notify the Sellers and, if requested by the Purchaser, each Seller shall immediately cease making offers or sales of shares under the Seller Registration Statement and return all prospectuses to the Purchaser. The Purchaser shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under the Seller Registration Statement. 17.3.4 The Purchaser shall pay the expenses incurred by it in complying with its obligations under this Section 17, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Purchaser, fees and expenses of one counsel retained by the Sellers and fees and expenses of accountants for the Purchaser (including the Company and its Subsidiaries), but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the Seller in connection with sales under the Seller Registration Statement.

17.4  Requirements of Company Stockholders

      The Purchaser shall not be required to include any Consideration Shares in the Seller Registration Statement unless:

      (a) the Seller owning such shares furnishes to the Purchaser in writing such information regarding such Seller and the proposed sale of Consideration Shares by such Seller as the Purchaser may reasonably request in writing in connection with the Seller Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

      (b) such Seller shall have provided to the Purchaser its written agreement:

            (i) to indemnify the Purchaser and each of its directors and officers against, and hold the Purchaser and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Purchaser or such directors and officers may become subject by reason of any statement or omission in the Seller Registration Statement made in reliance upon, or in conformity with, a written statement by such Seller furnished pursuant to this Section 17.4; and

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            (ii)  to report to the Purchaser sales made pursuant to the Seller
                  Registration Statement.

17.5  Indemnification

      The Purchaser agrees to indemnify and hold harmless each Seller whose shares are included in the Seller Registration Statement against any losses, claims, damages, expenses or liabilities to which such Seller may become subject by reason of any untrue statement of a material fact contained in the Seller Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Purchaser of the Securities Act, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to the Purchaser by or on behalf of such Seller for use in the Seller Registration Statement. The Purchaser shall have the right to assume the defense and settlement of any claim or suit for which the Purchaser may be responsible for indemnification under this
      Section 17.5.

17.6  Assignment of Rights

      A Seller may assign its rights under this Section 17 in connection with the transfer of some or all of its Consideration Shares, provided each transferee agrees in a written instrument delivered to the Purchaser to be bound by the provisions of this Section 17.

                                   SECTION 18

                                     NOTICES

18.1  Form of Notice

      Any notice or other declaration hereunder shall be in writing (including by telecopy), unless notarization or any other specific form is required, and shall become effective upon receipt by the recipient Party.

18.2  Notices to Sellers

      Any notice or other declaration to be given to the Sellers hereunder shall be addressed to the Sellers representative (the "Sellers Representative") as follows:

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                                                                        37 of 40

            Rechtsanwalt Rainer Kreifels
            Wilmer Cutler Pickering Hale and Dorr LLP
            Maximilianstrasse 31
            80539 Munich, Germany
            Tel.: +49 89 24 213 0
            Fax: +49 89 24 213 213.

18.3  Notices to Purchaser

Any notice or other declaration to be given to the Purchaser hereunder shall be addressed as follows:

            Neomedia Technologies, Inc.
            David A. Dodge
            2201 Second Street, Suite 600
            Ft. Myers, Florida 33901
            USA
            Tel..: +1 239 337 34 34
            Fax: +1 239 337 36 68

            With a copy to:

            Thummel, Schutze und Partner
            Urbanstrasse 7
            70182 Stuttgart, Germany
            Tel. +49 (0)711 16 67 0
            Fax +49 (0)711 16 67 290.

18.4  Change of Address

      The Parties shall communicate any change of their respective addresses set forth in Sections 18.2. through 18.3 as soon as possible in writing to the respective other Parties and their advisors.

18.5  Copies to Advisors

      The receipt of copies of notices or other declarations hereunder by the Parties' advisors shall not constitute or substitute the receipt of such notices or other declarations by the Parties themselves.

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                                   SECTION 19

                                  MISCELLANEOUS

19.1  Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding its provisions on conflict of laws and the United Nations Convention on Contracts for the International Sale of Goods
      (CISG).

19.2  Arbitration

19.2.1 Any dispute, controversy or claim arising from or in connection with this Agreement and its execution shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the courts of law. The venue of the arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English.

19.2.2 If the Purchaser wishes to commence arbitration regarding a claim against the Sellers as a group, the Purchaser may name the parties per no. 1 and no. 2 on the cover page of this Agreement or any other joint representative of the Sellers appointed by the Sellers after Closing as the defendant in such arbitration and each of the Sellers hereby unconditionally and irrevocably agrees that the finding of the arbitration panel on the merits of Purchaser's claim shall be binding on each Seller.

      All of Sellers hereby agree among themselves that the cost of any such proceeding shall be borne by each Seller in proportion to the number of its shares sold and transferred hereunder.

19.2.3 In the event that mandatory applicable law requires any matter arising from or in connection with this Agreement and its execution to be decided upon by a court of law, the competent courts in and for Munich shall have the jurisdiction thereupon.

19.3  Business Day

      Herein, "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Munich.

19.4  Interest under this Agreement

      Except as otherwise provided herein, each Party shall pay interest on any amounts becoming due and payable to the other Party, as the case may be, under this Agreement as from the respective due dates until, but not including, the day of payment at the rate of 0.25 % p.a. over the basic interest rate (Basiszinssatz) within the meaning of section 247 para. 1 of the German Civil Code on the basis of actual days elapsed and a 360-day year.

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19.5  Amendments, Supplements, Modifications, Termination

      Any amendment or supplement to or modification or termination of this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

19.6  Headings

      The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

19.7  Language

      This Agreement is written in the English language (except that Annexes may be in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

19.8  Annexes

      All Annexes attached hereto form an integral part of this Agreement.

19.9  Entire Agreement

      This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall substitute and supersede any negotiations, agreements and understandings, oral or written, heretofore made between the Parties with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

19.10 Joint and Several Liability

      The parties jointly referred to as Seller in this Agreement shall hereunder be liable severally (teilschuldnerisch) - and not jointly (gesamtschuldnerisch) - in proportion to their participation quota in the stated capital of the Company for all obligations under this Agreement.

19.11 Severability

      Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

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19.12 Effectiveness

      This Agreement shall be countersigned in one (1) original and shall be binding upon all parties having signed this Agreement irrespective of whether the respective party has received an original hereof.

In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, all as of this February 10, 2006, in Munich.

For Sellers:                                 For Purchaser:


/s/ Birger Nahs                              /s/ Dr. Harro Wilde
-----------------------------------          -----------------------------------
(Birger Nahs)                                (Dr. Harro Wilde)